Exhibit 15.2

October 7, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated July 26, 2016 on our review of interim financial information of Petrobras Argentina S.A. (the “Company”) for the six and three months periods ended June 30, 2016 and 2015, and included in the Company's Form 6-K filed with the Commission on August 8, 2016, is incorporated by reference in the Registration Statement of Pampa Energía S.A.'s Form F-4/A dated October 7, 2016.

Very truly yours,

PRICE WATERHOUSE & CO. S.R.L. /s/ Miguel A. Urus
Dr. Miguel A. Urus (Partner)
Autonomous City of Buenos Aires, Argentina